EXHIBIT 10.12

C L I F F O R D C H A N C E	CLIFFORD CHANCE LLP

MAN GROUP PLC

AND

MF GLOBAL LTD

TRANSITIONAL SERVICES AGREEMENT -

FOR TAX SERVICES

This Agreement is made on                  2007

BETWEEN:

(1)	MAN GROUP PLC, a company incorporated under the laws of England, whose registered office is at Sugar Quay, Lower Thames Street, London, EC3R 6DU (Registered in England No. 2921462) (“MGP”); and

(2)	MF GLOBAL LTD, a company incorporated under the laws of Bermuda, whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda (Registered in Bermuda No. 39998) (“MF Global”).

WHEREAS:

(A)	Pursuant to an agreement (the “Master Separation Agreement”) dated on or about the date of this Agreement between MGP and MF Global, the parties agreed to the Separation in relation to the IPO of MF Global (as each term is defined in the Master Separation Agreement).

(B)	The parties require certain tax services (specified in the Services Schedules) to be provided to them and/or their Affiliates on a transitional basis on and following the date of the IPO on the terms of this Agreement. The parties have agreed to provide or procure the provision of these Services on the terms of this Agreement.

(C)	In addition, each party requires assistance from the other party in transitioning its business off the Services during the term of this Agreement and related data migration. The parties have agreed to provide such assistance to each other as more fully described in this Agreement.

1.	INTERPRETATION

1.1	In this Agreement, the following capitalised terms shall have the following meanings, unless otherwise indicated.

“Affiliate” means, in relation to a party, any company, partnership or other entity which from time to time Controls, is Controlled by or is under the common Control with that party.

“Agreement” means the terms of this agreement, including any Schedules.

“Business” means the business operated by a party and its Affiliates as at the Effective Date and as reasonably expanded from time to time.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in London and New York.

“Change” has the meaning given to it in clause 11.

“Change Control Procedures” means the procedures by which changes may be made to one or more of the Services, as set out in clause 11.

“Contract Manager” has the meaning given to it in clause 8.

“Control” means the beneficial ownership of more than 50 per cent of the issued share capital, or the legal power to direct or cause the direction of the general management, of the company, partnership or other person in question, and “Controlled” shall be construed accordingly.

“Data Protection Laws” means any legislation in force from time to time which implements the Data Protection Directives and is applicable to the provision of the Services pursuant to this agreement, including the Data Protection Act 1998 and the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426).

“Effective Date” means the “IPO Date” as defined in the Master Separation Agreement.

“Fees” means the fees, costs and expenses to be paid by a party or its relevant Affiliate to the other party or its relevant Affiliate for the Services provided as set out in the Services Schedules.

“IPO” has the meaning given to it in the Master Separation Agreement.

“Intellectual Property Rights” means all intellectual property rights in any part of the world and shall include: patents (including supplementary protection certificates), utility models, rights in inventions, registered and unregistered trade and service marks, rights in business and trade names and get-up, rights in domain names, registered designs, unregistered rights in designs, semiconductor and topography rights, copyrights and neighbouring rights, database rights and in each case rights of a similar or corresponding character and all applications and rights to apply for the protection of any of the foregoing.

“IT System” means the information technology systems owned or used by a party in connection with its business, excluding that party’s own software, data and Third Party Software.

“Master Separation Agreement” has the meaning given to it in the recitals.

“MF Global Data” means any of the data and/or databases provided by MF Global and/or an Affiliate of MF Global to MGP and/or an Affiliate of MGP in connection with the provision and/or receipt of the Services, including any such data as MGP and/or its Affiliate may incorporate in its databases.

“MF Global Software” means the software in which MF Global and/or an Affiliate of MF Global owns the Intellectual Property Rights and used by MF Global, MGP and/or any of their Affiliates in connection with the provision and/or receipt of the Services.

“MGP Data” means any of the data and/or databases provided by MGP and/or an Affiliate of MGP to MF Global and/or an Affiliate of MF Global in connection with the provision and/or receipt of the Services, including any such data as MF Global and/or its Affiliate may incorporate in its databases.

“MGP Software” means the software in which MGP and/or an Affiliate of MGP owns the Intellectual Property Rights and used by MF Global, MGP and/or any of their Affiliates in connection with the provision and/or receipt of the Services.

“Personal Data” shall have the meaning ascribed to it in the Data Protection Law, as shall the terms “data subject”, “processing” and “processed”.

“Requirement” has the meaning given to it in clause 6.

“Separation” has the meaning given to it in the Master Separation Agreement.

“Service Recipient” means, in relation to a Service, either MF Global (and/or any of its Affiliates) or MGP (and/or any of its Affiliates), as the case may be, who:

(a)	is to receive the benefit of the Service under this Agreement; and

(b)	is or will be operating a Business which was provided with a service equivalent to the Service, or provided a service equivalent to the Service, in the ordinary course of that Business in the 12 months prior to the Effective Date.

“Service Term” means, in respect of each Service, the period for which that Service will be provided, as set out in the Services Schedules.

“Services” means the relevant services to be provided or procured by a party for the benefit of the Service Recipient(s), as more fully set out in the Services Schedules, provided that, for the avoidance of doubt, no Services are provided pursuant to the Services Schedules (and the Services Schedules shall not be construed to include the provision of any services) that consist solely of tax research or tax planning.

“Services Schedule” means Schedule 1 and/or Schedule 2 (as applicable), and “Services Schedules” means both of these Schedules.

“Tax Authority” means any government, state or municipality, or any local, state, federal or other authority, body or official, anywhere in the world, capable of exercising a fiscal, revenue, customs or excise function.

“Tax Matters Deed” means the agreement so called entered into between MGP and MF Global on or about the date of this Agreement.

“Third Party Software” means software the Intellectual Property Rights in which are owned by a third party and which is used in respect of the provision of the Services.

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

“USD” means the legal currency of the United States of America.

“VAT” means:

(a)	any tax imposed in conformity with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive

2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and regulations supplemental thereto); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or elsewhere in any other country or jurisdiction.

1.2	In this Agreement words importing the singular include the plural and vice versa and words importing gender include any other gender.

1.3	The headings of clauses are for ease of reference and shall not affect the construction of this Agreement.

1.4	Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Agreement.

1.5	Any reference to a statute or statutory provision shall include such statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement.

1.6	The words “include”, “includes” and “including” and any words following them shall be construed without limitation to the generality of any preceding words or concepts and vice versa.

1.7	In this Agreement, unless the context otherwise requires, a reference to a person or party shall, at any time when such person or party is treated as a member of a group for VAT purposes, include (where appropriate) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

1.8	In the event of an inconsistency between the terms of a Schedule to this Agreement and the other terms of this Agreement, the terms of the Schedule shall have precedence.

1.9	In the event of any conflict or inconsistency between the Tax Matters Deed and this Agreement, the Tax Matters Deed shall prevail.

2.	CONDITION PRECEDENT, COMMENCEMENT AND TERM

2.1	Condition Precedent

With the exception of this clause 2.1 and clauses 17 (Disputes and Arbitration) and 18 (General) (which will become effective on the date of signature of this Agreement), the remainder of this Agreement will only take effect if the IPO occurs, and is conditional on the IPO taking effect. If the foregoing condition does not occur by 30 June 2008 (or such later date as the parties may agree in writing), this Agreement will terminate automatically.

2.2	Commencement

The parties will commence providing the Services on the Effective Date.

2.3	Term

2.3.1	Each Service will be provided for the duration of the Service Term (subject to earlier termination in accordance with this Agreement) and will lapse automatically thereafter.

2.3.2	This Agreement will terminate automatically on the earlier of the following events:

(a)	when each party has ceased providing the last of the Services;

(b)	on the expiry of the Service Term for all Services; or

(c)	on the termination of this Agreement in accordance with its terms.

3.	SERVICES—SCOPE, STANDARDS, FORM AND CHANGES

3.1	Services Scope

3.1.1	In consideration of the relevant Fees to be paid by each party to the other party under this Agreement, the other party shall provide the Services to the relevant Service Recipients in accordance with the terms and conditions of this Agreement provided that the Services described in Schedule 2 shall be provided by MF Global to MGP only in the event that Donna Balon is, on the Effective Date, employed by MF Global or one of its Affiliates.

3.1.2	Each party shall ensure that the Service Recipients who are its Affiliates comply with the provisions of this Agreement (other than payment provisions) as if they were party to it, and shall be responsible to the other party for any failure by any of its affiliated Service Recipients so to comply.

3.2	Service Standards

3.2.1	Subject to clause 3.2.3, the Services will be provided by the relevant party to the same standard, quality and extent to which they have ordinarily been provided by MGP and/or its relevant Affiliate to its other relevant Affiliates during the 12 months prior to the Effective Date.

3.2.2	Each party will provide its Services with the same skill and care employed by MGP and/or its relevant Affiliate in the 12 months prior to the Effective Date in respect of the provision of those Services to its other relevant Affiliates, and in compliance with the laws and regulations that apply to it as a provider (not a recipient) of the Services.

3.2.3	Where the Services consist of services which were not previously provided by MGP and/or its Affiliate in the ordinary course of its business, those Services shall be provided by the relevant party with reasonable skill and care and to a standard consistent with prevailing industry practice.

3.3	Form and Function of Services

3.3.1	The Services shall, in all material respects, be the same in form and function as the equivalent services provided by MGP and/or its relevant Affiliate to its other relevant Affiliates in the 12 months prior to the Effective Date.

3.3.2	Where the Services consist of services which were not previously provided in the ordinary course of MGP’s and/or its relevant Affiliate’s business, the form and function of those Services will be as set out in the Services Schedules.

3.4	Change in Services

If a party requires any additional services or any change in the Services (including any increased functionality not contemplated by the standards and requirements referred to in this clause 3 and any service or functionality excluded under the Services Schedules) then this may be requested through the Change Control Procedures. The other party shall be under no obligation to provide such additional services and/or changes to the Services except to the extent otherwise provided for in the Change Control Procedures.

3.5	Change in Scope of the Services

The Services will only be provided by the relevant party, and may only be used by the other party, for the benefit of the other party’s Business and for no other purpose. However, if a party expands or changes its Business activities, or diversifies beyond or narrows the scope of the Business, after the Effective Date and such changes require the Services to be materially varied or extended to cover such change in or addition to the Business activities, that party will have to request and agree to the relevant variation to the Services under the Change Control Procedures. For the avoidance of doubt, the party providing the Services is not obliged to make any such material variation or extension to the Services in respect of such change or addition to the Business activities.

4.	IT, IP AND THIRD PARTY CONSENTS

4.1	Intellectual property rights

4.1.1	Each party will retain all Intellectual Property Rights in any material developed by it in connection with this Agreement or the performance of the Services. Each party will grant to the other party a royalty-free and perpetual licence to use such Intellectual Property Rights (excluding any Intellectual Property Rights which are developed and owned by a third party, unless that party has sub-licensing rights) for its internal business purposes only.

4.1.2	Subject to the terms of this clause 4, each party is only required to utilise its and/or the other party’s existing systems and Intellectual Property Rights to provide the Services.

4.1.3	Unless otherwise agreed through the Change Control Procedures, no party is required to commit to any further development of any party’s IT Systems for the provision of the Services.

4.1.4	If a party agrees to develop any particular Intellectual Property Rights at the other party’s request pursuant to the Change Control Procedures, then that party will grant to the other party a royalty-free and perpetual licence to use such Intellectual Property Rights for its internal business purposes.

4.2	Licence to use MGP Software and Data

If necessary and where relevant, MGP shall grant to and/procure for MF Global and each relevant Affiliate:

4.2.1	a personal, non-exclusive, non-transferable licence to use the MGP Software for the Service Term, and solely to the extent necessary to receive or provide the benefit of the relevant Services; and

4.2.2	a personal, non-exclusive, non-transferable licence to use the MGP Data for the Service Term, and solely to the extent necessary to receive or provide the benefit of the relevant Services.

Unless otherwise agreed, such licences will terminate with the expiry or earlier termination of the Agreement.

4.3	Licence to use MF Global Software and Data

If necessary and where relevant, MF Global shall grant to and/procure for MGP and each relevant Affiliate:

4.3.1	a personal, non-exclusive, non-transferable licence to use the MF Global Software for the Service Term, and solely to the extent necessary to receive or provide the benefit of the relevant Services; and

4.3.2	a personal, non-exclusive, non-transferable licence to use the MF Global Data for the Service Term, and solely to the extent necessary to receive or provide the benefit of the relevant Services.

Unless otherwise agreed, such licences will terminate with the expiry or earlier termination of the Agreement.

4.4	Third Party Software

4.4.1	The parties will consult with each other on the relevant licences for Third Party Software, and the terms applicable to such licences, which may be necessary for one party to receive the Services from the other.

4.4.2	Subject to receiving any necessary third party consents or licences, each party will use reasonable endeavours to grant, or procure, relevant licences (on a royalty-free and perpetual basis) for the relevant Service Recipients to use the Third Party Software which are necessary to permit the Service Recipients to use or receive a Service. This requirement excludes any licences for Third Party Software which a party is required to obtain as a Requirement.

4.4.3	Subject to clause 4.4.1, each party agrees to accept the licences provided or procured on the terms granted or procured by the other party under this clause 4.4, including payment of commercial licence fees, unless otherwise agreed.

4.5	Third Party Consents

4.5.1	Subject to clause 4.4, to the extent that the consent of a third party is required to allow a party to provide any of the Services under this Agreement, that party will use reasonable endeavours to obtain that consent at its own cost.

4.5.2	If, despite having used reasonable endeavours pursuant to clause 4.5.1, any required third party consent is not obtained or a third party requires a party to cease using any items and/or services made available to that party in the provision of Services to a Service Recipient, that party will be relieved from providing the Services to the extent that it is not able to do so as a result of the third party refusal to provide consent.

4.5.3	In the event a relevant third party consent cannot be obtained and a party cannot provide a Service pursuant to this clause 4.5:

(a)	the other party is not required to pay for such Service; and

(b)	the first-mentioned party is not obliged to vary or extend its Services; and

(c)	the other party may request a variation to the Services (including the use of an alternative IT systems) in accordance with the Change Control Procedures.

4.6	Licence to use Software and Data following Service Term expiry

If MF Global identifies any MGP Software and/or MGP Data which it or its Service Recipients require the continued use of following the cessation of any of the Services, the following terms apply:

4.6.1	MF Global shall notify MGP thereof in writing within a reasonable period in advance of the expiration of the relevant Service Term; and

4.6.2	MGP may (but is not obliged to) continue to provide the relevant MGP Software and/or MGP Data following the expiry of the Service Term, subject to the parties reaching agreement on the terms of such use (which may include the payment of royalties or other fees).

4.7	Licence to use Software and Data following Service Term expiry

If MGP identifies any MF Global Software and/or MF Global Data which it or its Service Recipients require the continued use of following the cessation of any of the Services, the following terms apply:

4.7.1	MGP shall notify MF Global thereof in writing within a reasonable period in advance of the expiration of the relevant Service Term; and

4.7.2	MF Global may (but is not obliged to) continue to provide the relevant MF Global Software and/or MF Global Data following the expiry of the Service Term, subject to the parties reaching agreement on the terms of such use (which may include the payment of royalties or other fees).

4.8	Access to IT Systems and Security

4.8.1	Neither party shall (except to the extent expressly permitted to do so by this Agreement) attempt to obtain access to, use or interfere with any IT Systems or data used or processed by the other party except to the extent required to do so to receive (in the case of a Service Recipient) or provide the Services, including complying with any relevant requirements set out in the Services Schedules.

4.8.2	Each party shall ensure, and shall procure each of its relevant Affiliates to ensure, that reasonable security measures are maintained to protect its IT Systems from unauthorised access by third parties, and in particular from disruption by any computer software routine intended or designed to (i) procure access or use of the IT System by a third person, or (ii) disable, damage or erase, or disrupt or impair the normal operation of information technology systems, including “back door”, “time bomb”, “Trojan Horse”, “worm”, “drop dead device”, “virus” or other.

4.8.3	Each party shall at all times abide by, and procure all its employees, contractors and agents to abide at all times by, any access and security protocol and/or policy required by the other party when accessing the other party’s IT network and/or physical premises.

5.	EXIT PLANNING

5.1	Responsibility of party receiving Service

5.1.1	Each party acknowledges and agrees that:

(a)	this Agreement is a transitional arrangement under which the other party will support the Business operated by that party and its Affiliates as at the Effective Date only, by providing the Services for a limited period of time; and

(b)	it and its relevant Affiliates will be responsible for obtaining services to replace each of the Services provided to it upon the earlier of termination or expiration of the relevant Service Term.

5.2	Responsibility of party providing Service

5.2.1

To assist each party’s exit from this Agreement, the other party shall transfer to the first-mentioned party, at such time as the first-mentioned party may reasonably require, all data and documents maintained or generated by the other party in the course of providing the Services to the extent that the same relate substantially to the first-mentioned party, the Service Recipients and/or the Business of the first-mentioned party and its Affiliates (subject to the other party’s business and confidentiality constraints). Such data and documents shall be transferred in the format that they have been maintained by the other party; if the first-mentioned party requires the same to be converted into another format, the first-mentioned party may request the same through the Change Control Procedures. The other party may retain a reasonable number of copies of such data and documents for its own internal, regulatory compliance or legal purposes (in which case, for clarity, the confidentiality obligations set out in this Agreement will continue to apply to those data and documents to the extent that such data and documents relate to the first-mentioned party).

5.2.2	Each party will provide the other party with reasonable assistance and access to its personnel and systems used in the provision of the Services (to the extent permissible, in the case of third party systems and generally with regard to its business and confidentiality constraints) to allow the other party to plan its exit from this Agreement. To the extent that such assistance will require this party to incur any additional costs or expenses, it will only be required to comply with this term to the extent that the other party agrees to reimburse such costs and expenses to the extent that they are reasonable.

5.2.3	Other than as provided under this clause 5, a party will only be required to provide assistance to the other party in relation to the exit from this Agreement if it has agreed to provide such assistance in writing and on such terms as it may prescribe at the time of agreeing the same (which may include without limitation reimbursement of its costs and expenses).

6.	REQUIREMENTS OF A PARTY IN RECEIPT OF SERVICES AND RELIEF FOR THE PROVIDING PARTY

6.1	Requirements of a party in receipt of Services

In respect of any Services to be received by it, each party will, and will procure that its relevant Affiliates will, do each of the following (each a “Requirement”):

6.1.1	fulfil its specific requirements in connection with the Services as set out in the Services Schedules;

6.1.2	on reasonable notice, give the providing party or its agents reasonable access to its (or its relevant Affiliate’s) facilities, systems, premises and/or staff; and

6.1.3	promptly provide the providing party or its agent with sufficient information and assistance reasonably required to enable the providing party to perform its obligations under this Agreement (including copies of documents and data), all in a timely manner to enable the providing party to provide the Services in accordance with this Agreement and to comply with its legal and regulatory obligations.

6.2	Relief for the providing party

6.2.1	The providing party will not be liable for any failure to provide the Services to the extent that the failure is caused by a failure by the party in receipt of Services (or its relevant Affiliate) to comply in a timely manner with any of the Requirements (including any failure to do so which is excused by the force majeure provisions of this Agreement).

6.2.2	Subject to the terms of this Agreement, for the avoidance of doubt, the providing party will not be relieved from providing the Services where the party in receipt of Services (or its relevant Affiliate) complies with all relevant Requirements in a timely manner.

7.	FEES AND VAT

7.1	Fees and costs

7.1.1	Each party will pay (or procure that another of its Affiliates pays) the other party (or, if the other party directs, to another of its Affiliates) the relevant Fee per month for the provision of the Services, as set out more fully in the Services Schedules.

7.1.2	All Fees shall be invoiced monthly in arrears and shall be payable within 30 days from the date of the invoice. For the avoidance of doubt, a party may include recoverable costs and expenses incurred in a previous month which are payable by the other party in an invoice relating to a future month (without double-counting).

7.1.3	MGP may set off (and if requested by MGP, MF Global agrees to the set off) any amount of Fees payable by MGP to MF Global for any month against the (undisputed) Fees payable by MF Global to MGP for that or any other month.

7.2	Late Payment

Late payments of Fees will attract additional interest payments of 2% per annum above the then-current base lending rate of Barclays Bank plc per month, accruing from the first business day following the day on which payment is due until the date of actual payment.

7.3	VAT

7.3.1	All sums set out in this Agreement or otherwise payable by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

7.3.2	Where, pursuant to the terms of this Agreement, any party (or any Affiliate of any party) (the “Supplier”) makes a supply to any other party (or any Affiliate of any party) (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to any relevant Tax Authority), the Recipient shall, subject to the receipt of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.

7.3.3

References in this Agreement to any cost or expense incurred by any party and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of this Agreement, or the amount of which is to be taken into account in any calculation or computation set out in this Agreement, shall include such part of such cost or expense as represents any VAT but only to the extent that such first party is not entitled to credit or repayment in respect of such VAT from any relevant Tax Authority.

8.	CONTRACT MANAGEMENT

8.1	The parties will each appoint the person indicated as its “Primary Recipient” in clause 18.3 (Notices) as its contract manager (“Contract Manager”) who, as of the date of this Agreement, will be responsible for all matters in relation to this Agreement on the behalf of that party. A Contract Manager may be replaced by the party appointing it. Each party must provide written notice of any change in a Contract Manager to the other party no later than the date of such change.

8.2	The parties will ensure that the Contract Managers will meet at least once a month to discuss any matters relating to this Agreement and to monitor progress of the parties’ exit planning.

8.3	Each party’s Contract Manager will be authorised to make decisions for that party and such decisions will be binding on that party.

9.	TERMINATION

9.1	Termination for convenience

9.1.1	A party (“notifying party”) may terminate any and all Service(s) to be provided by the other party for convenience at any time, subject to 30 days’ notice.

9.1.2	On receipt of such a notice, the other party will inform the notifying party as soon as may be practicable, but no later than 10 Business Days after the receipt of such notice, of the effect that the termination of the relevant Service will have on the remainder of this Agreement (which may include, without limitation, the inability to provide any of the other Services or changes in the Fees). Any costs or changes in the Fees determined by the other party to be payable by the notifying party for the early termination of this Agreement under this clause 9.1 are to be reasonably substantiated by reference to calculations and objective data.

9.1.3	MGP and MF Global agree to each use commercially reasonable endeavours to minimise the impact of any termination of a Service on the remainder of this Agreement.

9.1.4	If the notifying party accepts the effects of the termination of a Service on this Agreement as identified by the other party in its notice to the notifying party, this Agreement will be amended in accordance with that notice. If the notifying party rejects, or does not accept, such effects of the termination of a Service in writing (which must be notified within 5 Business Days after the date of the notice from the other party), the notifying party will be deemed to have withdrawn its notice of termination of the relevant Service and the terms of this Agreement shall continue in effect.

9.2	Termination by MF Global for cause

MF Global may terminate the entire Agreement immediately in its entirety in respect of all the Services or any part of the Services (at its determination):

9.2.1	for a material breach by MGP which is not capable of being remedied or, in the case of a material breach capable of being remedied, if such material breach has not been remedied within 30 days from the date of written notice requiring it to do so;

9.2.2	for insolvency of MGP; or

9.2.3	if MF Global is required to terminate this Agreement by law or regulatory requirement (including where MF Global’s lead financial services regulator requires the same).

9.3	Termination by MGP for cause

MGP may terminate this Agreement immediately in its entirety in respect of all the Services or any part of the Services (at its determination):

9.3.1	for a material breach by MF Global which is not capable of being remedied or, in the case of a material breach capable of being remedied, if such material breach has not been remedied within 30 days from the date of written notice requiring it to do so;

9.3.2	for insolvency of MF Global; or

9.3.3	if MGP is required to terminate this Agreement by law or regulatory requirement (including where MGP’s lead financial services regulator requires the same).

9.4	Termination for change in control

9.4.1	A party may terminate the entire Agreement by giving the other party at least 30 days’ notice if a third party (excluding that party or any of its Affiliates) acquires Control of the other party (whether directly or indirectly) at any time following the IPO. For clarity, the IPO itself will not be considered an acquisition of Control for the purposes of this clause.

9.4.2	A party’s right under this clause 9.4 must be exercised within 30 days of any such acquisition of Control coming to that party’s attention, following which such right will lapse automatically and irrevocably.

10.	CONSEQUENCES OF TERMINATION

10.1	Obligations on termination

On termination of this Agreement for any reason:

10.1.1	each party will stop providing the Services (or in the case of the termination of particular Services only, those Services);

10.1.2	each party will pay all sums which at the date of termination are due and payable to the other party (pro rated where necessary); and

10.1.3	the parties shall promptly return any Confidential Information (including data and software) of the other party or its Affiliates to its owner (or with the prior written agreement of the owner of the Confidential Information delete or destroy it). Notwithstanding the foregoing, each party may retain a reasonable number of copies of the other party’s Confidential Information for its own internal, regulatory compliance or legal purposes, for as long as is necessary for those purposes, and the obligations of confidentiality set out in this Agreement shall continue to apply to the same.

10.2	Data Access following termination

Each party agrees, for a period of 5 years from the date of this Agreement, to the extent that the party and/or any of its Affiliates will retain data or business information of the other party or any of its Affiliates, to provide the other party with reasonable access (including the right to take copies) during normal business hours, to such data or business information, subject to the following:

10.2.1	the other party gives the first-mentioned party reasonable notice of such request;

10.2.2	the other party reimburses the first-mentioned party for its reasonable costs in providing such access; and

10.2.3	the first-mentioned party will use reasonable endeavours to provide the relevant data/information as soon as reasonably practicable.

10.3	Survival of terms

Any term of this Agreement which is expressed or by its nature intended to survive termination of this Agreement, including terms governing liability of the parties, termination consequences of this Agreement, confidentiality, governing law and dispute resolution, and the interpretation of this Agreement, shall survive termination of this Agreement.

10.4	TUPE rights and obligations in respect of MGP employees

10.4.1	If:

(a)	any employee of MGP asserts or establishes that he or she has become employed by MF Global, any MF Global Affiliate or any replacement provider of the Services (a “Transferee”), as a result of the termination of this Agreement or the termination of a particular Service or part thereof, and

(b)	the Transferee does not wish to employ such person,

then the Transferee shall within 5 Business Days of becoming aware of such assertion notify MGP in writing that it does not wish to employ such person (the “Affected Employee”) and MGP shall be given the opportunity (but shall not be obliged) to offer the Affected Employee re-employment with MGP. If the Transferee fails to notify MGP in writing within this time period then that person will be treated as if he or she had always been an employee of the Transferee.

10.4.2	If the Affected Employee accepts an offer made by MGP pursuant to this clause 10.4, the Transferee will immediately release that person from his or her employment and waive any notice period or restrictive covenants under his or her employment contract with the Transferee.

10.4.3	If, within 5 Business Days of being notified in accordance with this clause 10.4, MGP has not made an offer or an offer has been made but, within 5 Business Days of the offer being made, it has not been accepted:

(a)	the Transferee will be entitled within a further 20 business day period to terminate the employment of the Affected Employee by following the statutory dismissal procedure; and

(b)	MGP will indemnify MF Global for the reasonable costs and expenses incurred by MF Global or the relevant MF Global Affiliate arising under or in connection with such termination of the Affected Employee’s contract of employment.

10.4.4	If the Transferee continues the employment of the Affected Employee beyond the relevant 20 business day period described in clause 10.4.3 then that person will be treated as if he or she had always been an employee of the Transferee.

10.4.5	For the avoidance of doubt, however, this clause 10.4 shall not apply to any employees who transfer to MF Global or any of its Affiliates on or about the Effective Date.

10.5	TUPE rights and obligations in respect of MF Global employees

10.5.1	If:

(a)	any employee of MF Global asserts or establishes that he or she has become employed by MPG, any MPG Affiliate or any replacement provider of the Services (a “Transferee”), as a result of the termination of this Agreement or the termination of a particular Service or part thereof, and

(b)	the Transferee does not wish to employ such person,

then the Transferee shall within 5 Business Days of becoming aware of such assertion notify MF Global in writing that it does not wish to employ such person (the “Affected Employee”) and MF Global shall be given the opportunity (but shall not be obliged) to offer the Affected Employee re-employment with MF Global. If the Transferee fails to notify MF Global in writing within this time period then that person will be treated as if he or she had always been an employee of the Transferee.

10.5.2	If the Affected Employee accepts an offer made by MF Global pursuant to this clause 10.5, the Transferee will immediately release that person from his or her employment and waive any notice period or restrictive covenants under his or her employment contract with the Transferee.

10.5.3	If, within 5 Business Days of being notified in accordance with this clause 10.5, MF Global has not made an offer or an offer has been made but, within 5 Business Days of the offer being made, it has not been accepted:

(a)	the Transferee will be entitled within a further 20 business day period to terminate the employment of the Affected Employee by following the statutory dismissal procedure; and

(b)	MF Global will indemnify MPG for the reasonable costs and expenses incurred by MPG or the relevant MPG Affiliate arising under or in connection with such termination of the Affected Employee’s contract of employment.

10.5.4	If the Transferee continues the employment of the Affected Employee beyond the relevant 20 business day period described in clause 10.5.3 then that person will be treated as if he or she had always been an employee of the Transferee.

11.	CHANGE CONTROL PROCEDURE

11.1	Valid Changes

Except to the extent otherwise provided for in this Agreement, all changes to this Agreement, including changes to any Service or the functionality included in any Service (having regard to the standards and requirements referred to in clause 3 (Services) and/or any service or functionality excluded under the Services Schedules) (each a “Change”), will be valid if agreed through the Change Control Procedures set out in this clause.

11.2	Changes in laws or regulations

11.2.1	Either party may request a Change but neither party will be obliged to agree to a Change requested by the other party (except that a party will not refuse a Change requested by the other party which is necessary to allow the other party to comply with any laws or regulations that apply to the other party), but subject to and contingent on the parties first reaching agreement on the terms on which they will implement the requested Change.

11.2.2	For the avoidance of doubt, and save for as provided in the Services Schedules, a party will not be responsible for advising the other party on any changes in the laws or regulations that apply to the other party.

11.3	Procedures

11.3.1	Each party will:

(a)	if it requests a Change, together with its request; or

(b)	if the other party requests a Change, within 15 days after receipt of the other party’s request,

deliver to the other party a statement (“Impact Statement”) identifying the impact of the proposed Change to the terms of and Services provided under this Agreement (including any changes to any Fees payable or any additional one-off implementation fees that are required to implement the proposed Change).

11.3.2	If the parties accept the Impact Statement (including any changes agreed to be made thereto) their Contract Managers will sign it, and this Agreement will be deemed to be amended in accordance with the Impact Statement (mutatis mutandis).

11.4	Costs and Expenses

11.4.1	MF Global will be responsible for all of its own costs and expenses and for the reasonable costs and expenses of MGP in connection with any Change requested by MF Global, or any Change requested by a party which is necessary to allow that party to comply with any change in the laws or regulations that apply to or affect any
Service(s) to be provided for the benefit of MF Global and/or its Affiliates, including any steps taken by MGP as it is required to do under the Change Control Procedures in connection with the requested Change.

11.4.2	MGP will be responsible for all of its own costs and expenses and for the reasonable costs and expenses of MF Global in connection with any Change requested by MGP, or any Change requested by a party which is necessary to allow that party to comply with any change in the laws or regulations that apply to or affect any Service(s) to be provided for the benefit of MGP and/or its Affiliates, including any steps taken by MF Global as it is required to do under the Change Control Procedures in connection with the requested Change.

12.	LIABILITY

12.1	Limitation of liability

Subject to clause 12.4, each party’s liability in connection with this Agreement (however arising, including liability under contract and for tort (including negligence)) will be capped, in respect of any event and all events preceding that event, to 100% of the total of the Fees (exclusive of VAT) paid and due and payable to it by the other party under this Agreement during the 12 month period prior to that event.

12.2	Exclusion of liability

12.2.1	A party will not be liable for the accuracy or completeness of any data provided by or on behalf of the other party or for the consequences if that data are not accurate or complete.

12.2.2

A party will not be liable for the other party’s use of the deliverables supplied by the first-mentioned party as a result of the Services (including any MGP Data, MGP Software, MF Global Data and/or MF Global Software, as the case may

be). The first-mentioned party will have no liability to any third parties in respect of the other party’s use of those deliverables.

12.2.3	With the exception of its liability under any indemnity given by it under this Agreement, neither party will be liable to the other for any:

(a)	indirect or consequential loss, damage or claims; or

(b)	for any lost profits, lost business, lost data, loss of goodwill.

12.3	Liability for negligence and wilful default

A party will not be liable to the other party under this Agreement unless it has acted with fraud or has been negligent or in wilful default of its obligations under this Agreement.

12.4	Indemnity by each party

Notwithstanding clause 12.1, each party shall indemnify the other party against any loss, damage, claims, fines or liability to interest suffered by or made against the other party as a result of or flowing from claims by third parties (including, for the avoidance of doubt, but not limited to, any Tax Authority) in connection with the provision of the Services by the other party (excluding claims due to the other party acting with fraud, negligence or wilful default of its obligations under this Agreement). For the avoidance of doubt, the limit on liability under clause 12.1 does not apply to an indemnity under this clause 12.4.

12.5	No liability for third party acts/omissions

Without prejudice to the terms of this clause 12 and clause 18.1 (Assignment and sub-contracting), each party acknowledges and agrees that the other party may rely on certain third parties from time to time in connection with the provision of the Services by the other party. The other party will not be liable in any way to the first-mentioned party or any third party for a failure to provide any Services where such failure is caused or exacerbated by an act or omission of any such third party, or a failure by any such third party, to provide relevant information and/or assistance to the other party, unless the other party has acted with negligence or fraud in its reliance or management of such third party or in wilful default under any contract or agreement between the other party and such third party.

12.6	No liability if Requirements not met

Neither party will be liable to the other party under this Agreement or otherwise for any loss (including, without limitation, any liabilities to tax, fines, penalties or interest) arising to the other party because the other party has failed to meet the Requirements as set out in clause 6 above.

13.	FORCE MAJEURE

13.1

For the purposes of this Agreement, a “Force Majeure Event” means acts of God, riots, war, terrorist activities, strikes, lock-outs or other industrial disputes, epidemics, governmental restraints, act of legislature and a directive or requirement of a competent authority governing a party, or any other circumstance beyond the reasonable control of the party liable to effect performance of an obligation.

13.2	Neither party shall be liable for failure to perform, or delay in performing, any of its relevant obligations under this Agreement in so far as the performance of such obligations is prevented by a Force Majeure Event in relation to it.

13.3	Each party shall notify the other of the occurrence of a Force Majeure Event applicable to it and shall use all reasonable endeavours to continue to perform its obligations hereunder for the duration of such Force Majeure Event.

13.4	A party shall not be required to pay the Fees in respect of any suspended Service whilst, but only to the extent that, the provision of the Service is suspended as a result of a Force Majeure Event, save where the Fees relate to the costs of or payments to be made to any third party employed or engaged as an independent contractor by the other party.

13.5	Each party shall have the right to terminate this Agreement without cause if a Force Majeure Event continues for a period of a collective period of 30 days.

14.	AUDIT RIGHTS

14.1	Each party will be entitled to audit the other party’s compliance with this Agreement and the systems and procedures (including the IT systems) employed by the other party in providing the Services, at reasonable times and with reasonable (not less than 4 Business Days) advance notice. The auditing party may carry out these audits using its own personnel (including its internal auditors) or, with the other party’s consent (not to be unreasonably withheld or delayed), its external advisors.

14.2	Each party will allow a competent regulator of the other party access to its premises, staff and facilities where that regulator requires the same in the exercise of its regulatory functions in respect of the other party.

14.3	All audits must be conducted at reasonable business times and the auditing party will ensure that the other party’s business is not unduly disrupted by any such audit. The auditing party will be responsible for any damage or loss caused as a result of any such audit.

15.	DATA PROTECTION AND REGULATORY MATTERS

15.1	Data Protection

15.1.1	To the extent that the Services include the processing by a party of any Personal Data belonging to the other party, the first-mentioned party will act as data processor to the other party and will process that personal data only in accordance with the other party’s written instructions.

15.1.2	Each party will comply with its obligations under applicable Data Protection Laws.

15.1.3	Neither party is responsible for facilitating the other party’s compliance with its obligations under the Data Protection Laws.

15.2	Regulatory Matters

15.2.1	Each party shall give the other party written notice as soon as may be reasonably practicable after it becomes aware of any matter which, in its reasonable opinion, is likely to have a material adverse affect on its or its Affiliates’ ability to provide or receive Services in accordance with this Agreement.

15.2.2	The parties will cooperate in good faith to, and use all reasonable endeavours to agree on how to, address and resolve such regulatory or other matter, including agreeing on amendments or additional provisions to the terms of this Agreement with the intent of maintaining, as nearly as possible, the same commercial effect as the original terms of this Agreement.

16.	THIRD PARTIES’ RIGHTS AND LIABILITY

16.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this clause does not affect any right or remedy of a third party which exists or is available apart from that Act.

16.2	The losses or damages incurred or suffered by an Affiliate of a party that arise in connection with this Agreement shall be deemed the losses or damages of that party (so that the direct losses/damages of the Affiliate shall be deemed the direct losses/damages of the relevant party, and the indirect losses of the Affiliate, shall be deemed the indirect losses/damages of the relevant party). All such losses and damages shall be subject to the exclusions and limitations set out in this Agreement.

16.3	This Agreement is solely for the benefit of the parties hereto and does not confer upon any third party any remedy, claim, reimbursement or cause of action or other right other than any as is provided for herein.

17.	DISPUTES AND ARBITRATION

The parties agree that the terms of the Master Separation Agreement which relate to disputes and arbitration (as set out in the Master Separation Agreement) shall apply to this Agreement, and disputes shall be resolved in accordance with those provisions on behalf of the parties to this Agreement by the parties to the Master Separation Agreement.

18.	GENERAL

18.1	Assignment and sub-contracting

18.1.1	This Agreement may not be assigned by a party without the consent of the other party, except that either party may assign this Agreement to an Affiliate of that Party.

18.1.2	Each party may sub-contract the provision of any part of the Services but it will remain responsible for the provision of the Services in accordance with this

Agreement, including the standards set out in this Agreement, despite any sub-contracting.

18.2	Confidentiality

18.2.1	The parties agree that the terms of the Master Separation Agreement which relate to Confidential Information (as defined in the Master Separation Agreement) shall apply to this Agreement and are deemed to be repeated herein (mutatis mutandis) as if set out in this Agreement.

18.2.2	Notwithstanding this clause 18.2, MGP and MF Global each acknowledge and agree that they are each regulated entities, and as such, if one party breaches any relevant laws or regulations, the other party is not prevented under this Agreement or otherwise from reporting such breach to the relevant regulatory authority.

18.2.3	Where permitted by regulation, each party will notify the other party in advance of reporting a breach to a regulatory authority.

18.3	Notices

18.3.1	Save where otherwise provided for in this Agreement, any notice or other communication required to be given or served under or in connection with this Agreement shall be in writing and shall be sufficiently given or served if delivered or sent to the following relevant address and persons:

(a)	In the case of MGP to:

Address:	Sugar Quay, Lower Thames Street,

London, EC3R 6DU

Fax:	+44 (0) 20 7144 1922

Attention:	Stephen Clough (“Primary Recipient”)

With a copy to:	Kevin Hayes (“Secondary Recipient”)

Fax:	+44 (0) 20 7623 8003

(b)	In the case of MF Global to:

Address:	717 Fifth Avenue,

New York, NY 10022

Fax:	+1 (212) 589 6214

Attention:	Philip O’Reilly (“Primary Recipient”)

With a copy to:	Donna Balon (“Secondary Recipient”)

Fax:	+1 (212) 589 6214

Unless there is evidence to indicate otherwise, a notice given under this clause is deemed given:

(i)	if delivered personally, when left at the relevant address;

(ii)	if sent by post, except air mail, 2 Business Days after posting it;

(iii)	if sent by air mail, 6 Business Days after posting it; or

(iv)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

18.3.2	Either party may, by notice given in writing to the other party, change the name of the Primary Recipient or Secondary Recipient in respect of notices given under this Agreement.

18.4	Whole Agreement

This Agreement, together with so much of the Master Separation Agreement, the Schedules hereto and the Tax Matters Deed (including the schedules to such agreement and to such deed) as relates to the subject matter of this Agreement, contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

18.5	Waiver

No delay or forbearance by any party in exercising any right or remedy shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of it or the exercise of any other right or remedy.

18.6	Further Assurances

At any time after the date of this Agreement each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, at the cost of that party execute such documents and do such acts or things as the other party may reasonably require for the purpose of giving to the other party the full benefit of this Agreement.

18.7	Relationship

18.7.1	Except as expressly otherwise agreed in writing between the parties:

(a)	nothing in this Agreement shall be construed as constituting an agency, partnership or joint venture between the MGP, MF Global and/or any of their Affiliates;

(b)	neither party has the authority to act or incur obligations on behalf of the other; and

(c)	neither party has any responsibility for the acts or omissions of the other.

18.7.2	Each party shall each ensure that its Affiliates, employees, agents, delegates or sub-contractors do not hold themselves out as employees or agents of the other.

18.8	Costs

Unless otherwise agreed, each party shall bear its own legal, accountancy and other costs and expenses incurred by it in connection with the preparation and negotiation of this Agreement.

18.9	Severance

18.9.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

18.9.2	The parties will use all reasonable endeavours to agree a replacement provision which shall have, as nearly as possible, the same commercial effect as the ineffective provision.

18.10	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties or (if expressly required under the terms of this Agreement) is in accordance with the Change Control Procedures.

18.11	Counterparts

This Agreement may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

18.12	Governing Law and Jurisdiction

This Agreement and all matters arising from or connected with it are governed by laws of England and Wales.

EXECUTED by the parties as an agreement
Signed by	)
a duly authorised representative of	)
MAN GROUP PLC	)

Signature

Date:

Signed by	)
a duly authorised representative of	)
MF GLOBAL LTD	)

Signature

Date:

SCHEDULE 1

(SERVICES TO BE PROVIDED BY MGP TO MF GLOBAL)

Service Term

The provision of the Services described in this Schedule 1 (the “Schedule 1 Services”) shall commence on the Effective Date and terminate on the Termination Date.

For the purposes of this Schedule 1, the “Termination Date” will be the earliest of:

(i)	31 March 2008;

(ii)	the date which is two months after the successful recruitment by MF Global or any of its Affiliates of any qualified tax personnel who are capable of performing the Schedule 1 Services;

(iii)	the date on which the provision of the last of the Schedule 1 Services is terminated in accordance with clause 9.1 of this Agreement (Termination for convenience); or

(iv)	the date on which this Agreement is terminated in accordance with its terms.

Service Description

MGP will:

(i)	prepare (as applicable):

(a)	the UK corporation tax returns, PAYE Settlement Agreements and any returns required to be submitted pursuant to section 18 of the Taxes Management Act 1970 (UK) for MF Global and each of its Affiliates (each a “MF Global Group Company”, and each such UK corporation tax return, PAYE Settlement Agreement and return required to be submitted pursuant to section 18 of the Taxes Management Act 1970 (UK) a “Tax Return”); and

(b)	the UK VAT returns for MF Global and each MF Global Group Company (each such UK VAT return a “VAT Return”);

which are considered to be appropriate to be produced by MF Global and each MF Global Group Company relating to any accounting period of MF Global and each MF Global Group Company which falls to be submitted to any Tax Authority in the UK (a “UK Tax Authority”) prior to the Termination Date (including, for the avoidance of doubt, any Tax Returns and VAT Returns required to be submitted to any UK Tax Authority for any period ending on or before 31 March 2007);

(ii)	perform all related tax duties, including preparing and conducting any correspondence, claim, election, disclaimer, surrender, notice or consent or other documentation relating to the UK tax affairs of MF Global and each MF Global Group Company (“Tax Documents”);

(iii)	(to the extent possible by law) conduct all communications and dealings with any UK Tax Authority relating to any such Tax Returns, VAT Returns and Tax Documents;

(iv)	in respect of the first and second quarters of the accounting period commencing on 1 April 2007 only (the “First and Second Quarters”), prepare (under the supervision of, and subject to the instructions of, MF Global and subject to MF Global providing to MGP all necessary information in a timely manner) the US GAAP tax accounts for each MF Global Group Company which is resident in the United Kingdom for United Kingdom tax purposes, with reasonable promptness so that MF Global (or the relevant MF Global Group Company) may review such US GAAP tax accounts before their review by the relevant auditors, provided however that the responsibility for signing and (if necessary) filing such accounts shall be the sole responsibility of MF Global and/or its relevant Affiliate;

(v)	in respect of the First and Second Quarters only, provide to each MF Global Group Company such assistance as is reasonably necessary to enable the said MF Global Group Companies to complete their US GAAP tax accounts and with reasonable promptness as described in the immediately preceding paragraph (iv), provided that MGP will only be obliged to provide such assistance in respect of any given MF Global Group Company where MGP has historic knowledge of the accounts of the said MF Global Group Company;

(vi)	in respect of the period from the Effective Date to the date on which MF Global files its Form Q-10 pursuant to the Securities Exchange Act of 1934 in respect of the second quarter of the accounting period commencing on 1 April 2007, provide MF Global and each MF Global Group Company (with reasonable promptness) with such assistance and information as is reasonably necessary for the purposes of implementing and complying with FIN 48 (Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes);

(vii)	coordinate with MF Global and provide each MF Global Group Company with such assistance and information (including sharing of relevant data and records) as MF Global and each MF Global Group Company reasonably requires for the purpose of complying with the Tax laws of jurisdictions outside of the United States and the United Kingdom; and

(viii)	subject to MF Global providing MGP with all necessary information in a timely manner, compute for MF Global and each MF Global Group Company the 2007 and 2008 payments on account, and any necessary prior year tax payments, required to be paid to any UK Tax Authority on account of UK corporation tax.

After the Termination Date, MF Global will have sole responsibility for all of the above matters.

Service Price

The sum of:

(i)	USD30,000 per month; and

(ii)	all out-of-pocket costs incurred by MGP or any of its Affiliates, and any other costs, fees and expenses payable or paid by MGP or any of its Affiliates to third parties, for the purposes of providing the Services under this Schedule 1, including but not limited to professional fees, provided that MF Global has given its prior consent to the incurring of such out-of-pocket costs (including professional fees) (such consent not to be unreasonably withheld).

The Parties’ Respective Obligations

(A)	Tax Returns and VAT Returns

(i)	Delivery of Draft Tax Returns

Subject to MF Global or the relevant MF Global Group Company having provided to MGP in a timely manner all such information as may be required to enable MGP to prepare the relevant Tax Return, MGP will, not less than 15 Business Days before the latest date on which such Tax Return can be submitted to the relevant UK Tax Authority without incurring any interest or penalty for late delivery (the “Filing Date”), deliver to MF Global (marked to the attention of such person notified to MGP by MF Global by notice in writing given not less than 10 Business Days before the Effective Date (the “MF Nominee”)) a draft of each Tax Return (provided that, for the avoidance of doubt, this paragraph (i) does not apply to VAT Returns).

(ii)	Comments on Draft Tax Returns

MGP shall take into account any reasonable comments that MF Global may make in writing no later than 10 Business Days before the Filing Date for such Tax Return.

(iii)	Delivery of Final Tax Returns and Final VAT Returns

MGP shall deliver to MF Global (marked to the attention of the MF Nominee) no later than 2 Business Days before the Filing Date each final Tax Return and final VAT Return, subject to MF Global or the relevant MF Global Group Company having provided to MGP in a timely manner all such information as may be required to enable MGP to prepare the relevant VAT Return,. For the avoidance of doubt, the obligation to provide draft returns under paragraph (i) above does not apply to VAT Returns.

(iv)	Signing

Each MF Global Group Company shall cause each final Tax Return and final VAT Return delivered under paragraph (iii) above to be authorised, signed and delivered to MGP no later than 1 Business Day before the Filing Date for submission to the appropriate UK Tax Authority on behalf of each MF Group Company.

(v)	Filing

MGP shall promptly (and in any event not later than the Filing Date) submit each Tax Return and VAT Return to the appropriate UK Tax Authority.

(B)	Tax Documents

(i)	Delivery of Draft Tax Documents

MGP shall, as soon as reasonably practicable and in any event not later than the date falling 10 Business Days prior to the date any Tax Document is required to be submitted to the relevant UK Tax Authority (the “Submission Date”), provide a draft of each Tax Document to MF Global (marked to the attention of the MF Nominee).

(ii)	Comments

MGP shall in relation to each Tax Document incorporate any reasonable comments that MF Global may make in writing no later than 5 Business Days before the Submission Date for such draft Tax Document.

(iii)	Delivery of Final Tax Documents

MGP shall, no later than 2 Business Days before the Submission Date, deliver to MF Global (marked to the attention of the MF Nominee) a copy of the final Tax Document.

(iv)	Signing and Submission

MGP will promptly thereafter cause that Tax Document to be signed (where necessary) by MGP acting as the tax agent for the relevant MF Global Group Company and submitted to the appropriate UK Tax Authority on behalf of the relevant MF Global Group Company.

(v)	Copies of Submitted Tax Documents

MGP will provide to MF Global (marked to the attention of the MF Nominee) a copy of any Tax Document submitted to any UK Tax Authority as soon as practicable (and in any event not later than 5 Business Days) after that Tax Document has been so submitted.

(vi)	Provision of Received Tax Documents

MGP shall provide MF Global (marked to the attention of the MF Nominee) with all Tax Documents received from any UK Tax Authority within 5 Business Days of receipt.

(C)	Other Tax-related Communications

(i)	Generally

MGP shall provide to MF Global (marked to the attention of the MF Nominee) reports of any other tax-related communications promptly following the occurrence of such communication.

(ii)	Notification of Meetings and Telephone Calls

MGP shall to the extent possible notify MF Global as soon as reasonably practicable in advance of any meetings or official telephone calls with any UK

Tax Authority which relate to a MF Global Group Company’s UK tax affairs provided that where such prior notification is not possible, MGP shall notify MF Global as soon as possible after such meetings or official telephone calls.

(D)	Claims

(i)	Obligation of MF Global to notify MGP of Claims

If MF Global or any MF Global Group Company becomes aware of any notice, letter or other document or communication by or on behalf of any UK Tax Authority or the taking of any other action by or on behalf of any UK Tax Authority relating to any MF Global Group Company’s UK tax affairs (a “Claim”) from which it appears that a tax liability may be imposed on that MF Global Group Company, MF Global shall promptly (and, in any event, within 5 Business Days after it becomes aware of the Claim) provide a copy of the Claim (or, in the case of a non-written Claim, such details of the Claim as are available to that MF Global Group Company) to MGP.

(ii)	Obligation of MGP to notify MF Global of Claims

If MGP becomes aware of any Claim, MGP shall promptly (and, in any event, within 5 Business Days after becoming aware of the Claim) provide a copy of the Claim (or, in the case of a non-written Claim, such details of the Claim as are available to MGP) to MF Global (marked to the attention of the MF Nominee).

(iii)	Conduct of Claims

In relation to any Claim, MGP and MF Global shall agree prior to taking any action including any action to resist, avoid, appeal or compromise any Claim (including, without limitation, appealing against any assessment to tax and/or taking any legal proceedings to resist, avoid, appeal or compromise any Claim) and MF Global hereby agrees to bear, and fully indemnify MGP in respect of, the costs of any such action.

MGP will keep MF Global fully and promptly informed about the status and progress of any such dispute. In the event of any dispute, to the extent that the parties agree that it would be of assistance they shall seek the written opinion of UK tax counsel (MF Global to bear UK tax counsel’s costs and fully indemnify MGP in respect of same).

(E)	General

(i)	Consultation

MGP shall consult MF Global, keeping it fully and promptly informed of any tax communications or the progress of any dispute.

(ii)	Prompt Compliance

MGP shall comply with all of its obligations under this Schedule 1 on a prompt basis.

(iii)	Appointment as Agent

To assist MGP in conducting the UK tax affairs of MF Global and each MF Global Group Company until the Termination Date each MF Global Group Company will nominate MGP (and MGP will agree to act) as each MF Global Group Company’s sole agent (and sole point of contact with the UK tax authorities) as regards their UK tax affairs by completing and filing with the UK tax authorities a Form 64-8 or such other form of authority as MGP may reasonably request or as a MF Global Group Company may reasonably consider appropriate.

MGP agrees that it will act as each MF Global Group Company’s agent (or point of contact with the UK Tax Authorities) as described above only before the Termination Date and shall in acting as agent act in accordance with the provisions of this Agreement.

(iv)	General Assistance required of MF Global

MF Global will provide any assistance reasonably required by MGP to enable MGP to comply with its obligations under this Schedule 1.

Without limitation, such assistance will include:

(i)	allowing MGP (or its duly authorised agent) in a timely manner such access to any relevant books, accounts or records of the relevant MF Global Group Company as MGP (or its duly authorised agent) may reasonably request; and

(ii)	nominating an individual from within MF Global who will act as the MF Nominee who will act as the sole point of contact with MGP in respect of all deliveries of documents, provisions of information and any other communications which MGP is required to make to MF Global under the provisions of this Schedule 1.

SCHEDULE 2

(SERVICES TO BE PROVIDED BY MF GLOBAL TO MGP)

Operation of Schedule 2

The provisions of this Schedule 2 shall operate only in the event that Donna Balon is employed, on the Effective Date, by MF Global or one of its Affiliates.

Service Term

The provision of the Services described in this Schedule 2 (the “Schedule 2 Services”) shall commence on the Effective Date and terminate on the Termination Date.

For the purposes of this Schedule 2, the “Termination Date” will be the earliest of:

(i)	31 March 2008;

(ii)	the date on which Donna Balon is no longer employed by MF Global or one of its Affiliates;

(iii)	the date which is two months after the successful recruitment by any of the Man Investment companies (defined below) of qualified tax personnel in the United States who are capable of performing the Schedule 2 Services;

(iv)	the date on which the provision of the last of the Schedule 2 Services is terminated in accordance with clause 9.1 of this Agreement (Termination for convenience); and

(v)	the date on which this Agreement is terminated in accordance with its terms.

Service Price

The sum of:

(i)	USD30,000 per month; and

(ii)	all out-of-pocket costs incurred by MF Global or any of its Affiliates, and any other costs, fees and expenses payable or paid by MF Global or any of its Affiliates to third parties, for the purposes of providing the Services under this Schedule 2, including but not limited to professional fees, provided that MGP has given its prior consent to the incurring of such out-of-pocket costs (including professional fees) (such consent not to be unreasonably withheld).

Service Description

(A)	Filing of tax returns and related tax matters

MF Global will prepare for Man Investments US Holdings, Inc. and each of its direct and indirect subsidiaries (collectively, “the Man Investment companies” and each a “Man Investment Company”) all necessary United States federal and state tax returns (each a “Tax Return”) which fall to be submitted to any Tax Authority in the United States (a “US Tax Authority”) prior to the Termination Date (including, for the avoidance of doubt, any Tax Returns relating to estimated taxes which fall due to be submitted to a US

Tax Authority prior to the Termination Date) and perform all related tax duties, including preparing and conducting any correspondence, claims (including, without limitation, any claims relating to an extension of time for the filing of any Tax Return, including a Tax Return relating to estimated taxes), election, disclaimer, surrender, notice or consent or other documentation relating to the US tax affairs of each Man Investment Company (“Tax Documents”) and conducting all communications and dealings with any Tax Authority in the United States (a “US Tax Authority”) relating to any such Tax Returns and Tax Documents.

For the avoidance of doubt, MF Global will not prepare US Tax Returns for the tax year ended 31 December 2007, although MF Global will prepare any extensions and estimated tax payment calculations in respect of the year ended 31 December 2007 that need to be made before the Termination Date.

For the further avoidance of doubt, the provision of any transfer pricing reports as may be reasonably necessary for the preparation of the Tax Returns described in this Schedule 2 shall be contingent upon and subject to the parties having agreed (after having negotiated in good faith) on the need for services by third party professionals for the purpose of producing such transfer pricing reports, the choice of such professionals, and the cost therefore.

After the Termination Date, MGP will have sole responsibility for the United States federal and state tax filing obligations of each Man Investment Company.

(B)	Audits

MF Global will manage any audit that may be undertaken in respect of any United States federal or state tax filings made by or on behalf of any Man Investment Company.

After Termination Date, MF Global will no longer be responsible for the management of any audit that may be undertaken in respect of any Man Investment Company, regardless of whether such audit was commenced prior to the Termination Date and regardless of whether such audit relates to any tax filing prepared by MF Global on behalf of such Man Investment Company prior to the Termination Date.

(C)	Financial Statements

On a limited basis and to the extent necessary, MF Global will assist each Man Investment Company with the United States federal income tax provision preparation for financial statement reporting purposes. These services are anticipated to require only minimal involvement by MF Global for the half year ended 30 September 2007.

After the Termination Date, MF Global will no longer be responsible for assisting any Man Investment Company with the United States federal income tax provision preparation for financial statement reporting purposes.

(D)	Termination of Schedule 2 Services

Following a termination of the provision of Schedule 2 Services, MF Global and MGP will each provide the other with such tax information and assistance related to the

Schedule 2 Services provided by MF Global prior to termination as may be reasonably requested by the other. For the avoidance of doubt, this obligation shall be in addition to (and shall not limit or restrict) the obligations set out in clause 10 of this Agreement (Consequences of Termination).

The Parties’ Respective Obligations

(A)	Tax Returns

(i)	Delivery of Draft Tax Returns

Subject to MGP or the relevant Man Investment Company having provided to MF Global in a timely manner all such information as may be required to enable MF Global to prepare the relevant Tax Return, MF Global will, not less than 15 Business Days before the latest date on which such Tax Return can be submitted to the relevant US Tax Authority without incurring any interest or penalty for late delivery (the “Filing Date”), deliver to MGP (marked to the attention of such person notified to MF Global by MGP by notice in writing given not less than 10 Business Days before the Effective Date (the “MGP Nominee”)) a draft of each Tax Return.

(ii)	Comments on Draft Tax Returns

MF Global shall take into account any reasonable comments that MGP may make in writing no later than 10 Business Days before the Filing Date for such Tax Return.

(iii)	Delivery of Final Tax Return

MF Global shall deliver to MGP (marked to the attention of the MGP Nominee) no later than 2 Business Days before the Filing Date each final Tax Return.

(iv)	Signing

Each Man Investment Company shall cause each final Tax Return delivered under paragraph (iii) above to be authorised, signed and delivered to MF Global no later than 1 Business Day before the Filing Date for submission to the appropriate US Tax Authority on behalf of each Man Investment Company.

(v)	Filing

MF Global shall promptly (and in any event not later than the Filing Date) submit each Tax Return to the appropriate US Tax Authority.

(B)	Tax Documents

(i)	Delivery of Draft Tax Documents

MF Global shall, as soon as reasonably practicable and in any event not later than the date falling 10 Business Days prior to the date any Tax Document is required to be submitted to the relevant US Tax Authority (the “Submission

Date”), provide a draft of each Tax Document to MGP (marked to the attention of the MGP Nominee).

(ii)	Comments

MF Global shall in relation to each Tax Document incorporate any reasonable comments that the MGP may make in writing no later than 5 Business Days before the Submission Date for such draft Tax Document.

(iii)	Delivery of Final Tax Documents

MF Global shall, no later than 2 Business Days before the Submission Date, deliver to MF Global (marked to the attention of the MGP Nominee) a copy of the final Tax Document.

(iv)	Signing and Submission

MF Global will promptly thereafter cause that Tax Document to be signed (where necessary) by MF Global acting as the tax agent for the relevant Man Investment Company and submitted to the appropriate US Tax Authority on behalf of the relevant Man Investment Company.

(v)	Copies of Submitted Tax Documents

MF Global will provide to MGP (marked to the attention of the MGP Nominee) a copy of any Tax Document submitted to any US Tax Authority as soon as practicable (and in any event not later than 5 Business Days) after that Tax Document has been so submitted.

(vi)	Provision of Received Tax Documents

MF Global shall provide MGP (marked to the attention of the MGP Nominee) with all Tax Documents received from any US Tax Authority within 5 Business Days of receipt.

(C)	Other Tax-related Communications

(i)	Generally

MF Global shall provide to MGP (marked to the attention of the MGP Nominee) reports of any other tax-related communications promptly following the occurrence of such communication.

(ii)	Notification of Meetings and Telephone Calls

MF Global shall to the extent possible notify MGP as soon as reasonably practicable in advance of any meetings or official telephone calls with any US Tax Authority which relate to a Man Investment Company’s US tax affairs provided that where such prior notification is not possible, MF Global shall notify MGP as soon as possible after such meetings or official telephone calls.

(D)	Claims

(i)	Obligation of MGP to notify MF Global of Claims

If MGP or any Man Investment Company becomes aware of any notice, letter or other document or communication by or on behalf of any US Tax Authority or the taking of any other action by or on behalf of any US Tax Authority relating to any Man Investment Company’s US tax affairs (a “Claim”) from which it appears that a tax liability may be imposed on that Man Investment Company, MGP shall promptly (and, in any event, within 5 Business Days after it becomes aware of the Claim) provide a copy of the Claim (or, in the case of a non-written Claim, such details of the Claim as are available to that Man Investment Company) to MF Global.

(ii)	Obligation of MF Global to notify MGP of Claims

If MF Global becomes aware of any Claim, MF Global shall promptly (and, in any event, within 5 Business Days after becoming aware of the Claim) provide a copy of the Claim (or, in the case of a non-written Claim, such details of the Claim as are available to MF Global) to MGP (marked to the attention of the MGP Nominee).

(iii)	Conduct of Claims

In relation to any Claim, MGP and MF Global shall agree prior to taking any action including any action to resist, avoid, appeal or compromise any Claim (including, without limitation, appealing against any assessment to tax and/or taking any legal proceedings to resist, avoid, appeal or compromise any Claim) and MGP hereby agrees to bear, and fully indemnify MF Global in respect of, the costs of any such action.

MF Global will keep MGP fully and promptly informed about the status and progress of any such dispute. In the event of any dispute, to the extent that the parties agree that it would be of assistance they shall seek the written opinion of US tax counsel (MGP to bear US tax counsel’s costs and fully indemnify MF Global in respect of same).

(E)	General

(i)	Consultation

MF Global shall consult MGP, keeping it fully and promptly informed of any tax communications or the progress of any dispute.

(ii)	Prompt Compliance

MF Global shall comply with all of its obligations under this Schedule 2 on a prompt basis.

(iii)	General Assistance required of MGP

MGP will provide any assistance reasonably required by MF Global to enable MF Global to comply with its obligations under this Schedule 2.

Without limitation, such assistance will include:

(i)	allowing MF Global (or its duly authorised agent) in a timely manner such access to any relevant books, accounts or records of the relevant Man Investment Company as MF Global (or its duly authorised agent) may reasonably request; and

(ii)	nominating an individual from within MGP who will act as the MGP Nominee who will be the sole point of contact with MF Global in respect of all deliveries of documents, provisions of information and any other communications which MF Global is required to make to MGP under the provisions of this Schedule 2.